        Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 25, 2022, except as to Notes 1, 2, 3, 5, 14, 15 and 16, which are as of May 10, 2022, with respect to the consolidated financial statements of Citigroup Inc., and our report with respect to the effectiveness of internal control over financial reporting, dated February 25, 2022 incorporated herein by reference.

/s/ KPMG LLP
New York, New York
May 12, 2022